UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2019

ACHAOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36323	68-0533693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Tower Place, Suite 400

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 800-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 12, 2019, Achaogen, Inc. (the ‘Company’) entered into a Waiver and First Amendment (the ‘Amendment’) to the Loan and Security Agreement by and between the Company and Silicon Valley Bank (‘SVB’) dated February 26, 2018 (the  ‘Loan Agreement’). Among other things, the Amendment provided for the following:

•	Repayment by the Company of the outstanding balance of its existing Term A loan facility and Term B loan facility in an amount sufficient to reduce the aggregate outstanding balance to $15.0 million;
•	Waiver by SVB of the final payment on the Term A loan facility equal to 6.0% of the original principal amount of the Term A loan facility;
•	Waiver by SVB of all prepayment premiums under the Loan Agreement;
•

A binding commitment by SVB to provide up to $25.0 million in debtor in possession financing in connection with the Company’s filing of a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code (the ‘Petition’);

•	Consent by SVB to the Company’s use of SVB’s cash collateral to pay certain expenses in preparation for the filing of the Petition;
•	An increase in the floating per annum interest rate on the Term A loan facility and Term B loan facility to 5.50% above the prime rate;
•

Entry by the Company and SVB into an Intellectual Property Security Agreement dated April 12, 2019 granting SVB a security interest in all of the Company’s right, title and interest in, to and under its intellectual property including, without limitation, the Company’s copyrights, trade secrets, trademarks, patents and mask works; and

•	Customary representations and warranties.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on April 15, 2019, the Company filed the Petition in the United States Bankruptcy Court for the District of Delaware. The filing of the Petition constitutes an event of default that accelerates the Company’s obligations under the Loan Agreement, as amended by the Amendment.  Upon such an event of default, the Loan Agreement provides that the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Loan Agreement are automatically stayed as a result of the Petition and SVB’s rights of enforcement are subject to the applicable provisions of the United States Bankruptcy Code.

Cautionary Statements Regarding Trading in the Company’s Securities

The Company’s securityholders are cautioned that trading in the Company’s securities during the pendency of the Chapter 11 case will be highly speculative and will pose substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11 case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

Additional Information Regarding the Chapter 11 Case

Additional information about the Chapter 11 case and structured sale process is available through the Company’s claims agent Kurtzman Carson Consultants LLC at www.kccllc.net/achaogen. Information contained on, or that can be accessed through, such web site or the Court’s web site is not part of this Current Report.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1

Loan and Security Agreement, dated February 26, 2018, by and between the Company and Silicon Valley Bank (incorporated by reference to Exhibit 10.28 of the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2018)

10.2	Waiver and First Amendment to the Loan and Security Agreement, dated April 12, 2019, by and between the Company and Silicon Valley Bank
10.3	Intellectual Property Security Agreement, dated April 12, 2019, by and between the Company and Silicon Valley Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHAOGEN, INC.

Date: April 18, 2019	By:	/s/ Gary Loeb
Gary Loeb
General Counsel